Form N-18F-1


          SECURITIES AND EXCHANGE COMMISSION

                Washington, D.C.  20549




   NOTIFICATION OF ELECTION PURSUANT TO RULE 18F-1 UNDER
           THE INVESTMENT COMPANY ACT OF 1940.








                 Bearguard Funds, Inc.
            ------------------------------
               Exact Name of Registrant

               NOTIFICATION OF ELECTION

     The  undersigned  registered  open-end  investment
company  hereby  notifies the Securities  and  Exchange
Commission that it elects to commit itself  to  pay  in
cash  all  redemptions by a shareholder  of  record  as
provided by Rule 18f-1 under the Investment Company Act
of  1940.   It  is  understood that  this  election  is
irrevocable  while  such Rule is in effect  unless  the
Commission  by  order  upon  application  permits   the
withdrawal of this Notification of Election.

                       SIGNATURE

     Pursuant  to the requirements of Rule 18f-1  under
the  Investment Company Act of 1940, the Registrant has
caused  this  notification  of  election  to  be   duly
executed on its behalf in the City of Los Gatos and the State of California on the 28th day of October, 1999.




                                BEARGUARD FUNDS, INC.



                                By: /s/ Paul L. McEntire
                                    -----------------------
                                    Paul L. McEntire
                                    Chairman and President


Attest: /s/ Thomas F. Burns, Jr.
       --------------------------
        Thomas F. Burns, Jr.
        Treasurer and Secretary